Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2010

PRICING SUPPLEMENT NO. 2010-MTNDD0677 DATED NOVEMBER     , 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Notes Based on the Value of the Best Performing Basket of Three Global Equity Baskets

Due November     , 2015

$10.00 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on November , 2015. We will not make any payments on the notes prior to maturity.

•

The notes are based on the closing value of the best performing basket of three global equity baskets (each of which we refer to as a “Global Basket”) comprised of the S&P 500® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each of which we refer to as a basket component). Each Global Basket will consist of these three basket components in which one basket component will be weighted 80% and the other two basket components will be weighted 10% each, as described in “Description of the Global Baskets” beginning on page PS-24.

•

The performance of each Global Basket will be determined by comparing the basket percent change of each Global Basket, which is the percentage change from its initial basket value of 100 (set on the date on which the notes are priced for initial sale to the public, which we refer to as the pricing date) to its final basket value, which will equal the closing value of the applicable Global Basket on the third basket determination date before maturity (which we refer to as the valuation date).

•

The payment at maturity may be greater than, equal to, or less than $10 stated principal amount per note and could be zero. You will receive at maturity for each note you hold, a payment equal to $10 per note plus a note return amount equal to the product of (i) $10, (ii) the basket percent change of the best performing Global Basket (which could be negative) and (iii) a participation rate of 90% to 100% (to be determined on the pricing date).

•

Because the note return amount will be determined by multiplying the basket percent change and the participation rate by $10 stated principal amount per note, not $10.35 representing your initial investment per note, only $10 out of $10.35 of your initial investment per note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity you will receive an amount less than your initial investment in the notes unless the note return amount is greater than or equal to $0.35.

•	We will not apply to list the notes on any securities exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes beginning on page PS-8. The notes represent obligations of Citigroup Funding Inc. only. None of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund or the S&P 500® Index is involved in any way in this offering. iShares® is a registered trademark of Barclays Global Investors, N.A. (which we refer to as BGI). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. “Standard & Poor’s®,” “S&P 500® ,” and “S&P® “ are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes are not sponsored, endorsed, sold or promoted or passed on by BGI, Standard & Poor’s or The McGraw-Hill Companies, Inc. None of BGI, Standard & Poor’s or The McGraw-Hill Companies, Inc. makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes or has any obligation or liability in connection with the operation, marketing or sale of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$10.3500	$
Underwriting Fee	$0.3500	$
Proceeds to Citigroup Funding Inc.	$10.000	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.3500 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.3500 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about             , 2010 (three business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Notes Based on the Value of the Best Performing Basket of Three Global Equity Baskets due November     , 2015, or the notes, are investments linked to the best performing basket of three global equity baskets offered by Citigroup Funding Inc., having a maturity of approximately 5 years. Payment at maturity may be less than $10 stated principal amount per note and could be zero. The notes do not pay periodic interest. The return on the notes, if any, will depend on which Global Basket has the best performance over the term of the notes as measured by each Global Basket’s basket percent change, which is the percentage change from its initial basket value of 100 on the pricing date to its final basket value, which will equal the closing value of the Global Basket on the valuation date. The value of each Global Basket is based on the closing value of one equity index—the S&P 500® Index—and the closing price of the shares of two exchange-traded funds—the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund—during the period after the pricing date up to and including the valuation date. Each Global Basket will consist of these three basket components in which one basket component will be weighted 80% and the other two basket components will be weighted 10% each, as described in “Description of the Global Baskets” beginning on page PS-24.

At maturity, you will receive for each note you hold a payment, which may be greater than, equal to, or less than $10 stated principal amount per note and which could be zero. The maturity payment will equal to $10 plus a note return amount equal to the product of (i) $10, (ii) the basket percent change of the best performing Global Basket (which could be negative), and (iii) a participation rate of 90% to 100% (to be determined on the pricing date). Because the note return amount will be determined by multiplying the basket percent change and the participation rate by $10 stated principal amount per note, not $10.35 representing your initial investment per note, only $10 out of $10.35 of your initial investment per note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity will receive an amount less than your initial investment in the notes unless the note return amount is greater than or equal to $0.35.

The notes will mature on November     , 2015 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividend Payments on the Notes?

No. We will not make any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the fund shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index.

What Will I Receive at Maturity of the Notes?

At maturity, you will receive for each note an amount in cash equal to $10 plus a note return amount, which may be positive, zero or negative. Thus, the payment at maturity could be less than the $10 stated principal amount per note and could be zero. Additionally, because the note return amount will be determined by multiplying the basket percent change and the participation rate by $10 stated principal amount per note, not $10.35 representing your initial investment per note, only $10 out of $10.35 of your initial investment per note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity you will receive an amount less than your initial investment in the notes unless the note return amount is greater than or equal to $0.35.

How Will the Note Return Amount Be Calculated?

The note return amount will equal the product of (i) $10, (ii) the basket percent change of the best performing Global Basket and (iii) the participation rate, which is expected to be 90% to 100% (to be determined on the pricing date). As a result of the participation rate, the notes will provide less opportunity for appreciation than an investment in an instrument directly linked to the best performing Global Basket.

If the final basket value of the best performing Global Basket is less than or equal to its initial basket value of 100, the note return amount will be negative or zero and the payment at maturity will be less than your initial investment in the notes and could be zero.

If the final basket value of the best performing Global Basket is greater than its initial basket value of 100, the note return amount will be positive. However, the payment at maturity will be greater than your initial investment in the notes only if the note return amount is greater than or equal to $0.35.

For more specific information about the note return amount, the basket percent change, the determination of a basket determination date and the effect of a market disruption event on the determination of the note return amount and the basket percent change, please see “—How Will the Basket Percent Change Be Calculated?” in this section and “Description of the Notes—Payment at Maturity” in this pricing supplement.

How Will the Basket Percent Change of each Global Basket Be Calculated?

The performance of each Global Basket will be determined by comparing the basket percent change of each Global Basket. The basket percent change of each Global Basket will equal the following fraction:

final basket value – initial basket value

initial basket value

The initial basket value of each Global Basket will be set to 100 on the pricing date based on the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant fund shares on the pricing date and the related basket composition ratio and (ii) the product of the closing value of the S&P 500® Index on the pricing date and its basket composition ratio.

The final basket value of each Global Basket will equal the closing value of the applicable Global Basket on the valuation date. The closing value of each Global Basket on the valuation date will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant fund shares on the valuation date and the related basket composition ratio and (ii) the product of the closing value of the S&P 500® Index on the valuation date and its basket composition ratio.

Is There a Possibility of Loss of Principal?

Yes. If the note return amount is less than $0.35, for each note you hold at maturity you will receive less than your investment in the notes of $10.35 per note. This will be true even if the closing value of the best performing Global Basket exceeded its initial basket value at one or more times over the term of the notes. In this case, the total yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity. You should refer to “Risk Factors—The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this pricing supplement.

Where Can I Find Examples of Hypothetical Payments at Maturity?

For a table setting forth hypothetical payments at maturity, see “Description of the Notes—Payment at Maturity—Hypothetical Examples” in this pricing supplement.

What Are the Costs Related to an Investment in the Notes?

Because the note return amount will be determined by multiplying the basket percent change and the participation rate by $10 stated principal amount per note, not $10.35 representing your initial investment per note, only $10 out of $10.35 of your initial investment per note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity will receive an amount less than your initial investment in the notes unless the note return amount is greater than or equal to $0.35. Thus, your return on the notes will reflect the deduction of a fee equal to $0.35 per note.

Who Determines the Value of each of the Global Baskets and What Do the Global Baskets Measure?

Citigroup Global Markets Inc., as calculation agent, will determine the value of each of the Global Baskets as described in the section “Description of the Global Baskets” in this pricing supplement. Each Global Basket will represent the closing prices of the fund shares of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, respectively, and the closing value of the S&P 500® Index from the pricing date to the valuation date. Each basket component included in each Global Basket will be initially weighted as set forth below, based on its closing price or closing value, as applicable, on the pricing date as determined by the calculation agent, to achieve an initial basket value of 100 for that Global Basket on that date. Each Basket Composition Ratio equals the initial percentage weight of the basket component divided by the closing value or the closing price of that basket component on the pricing date, rounded to eight decimal places.

Global Basket 1

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio
S&P 500®Index	SPX INDEX	80%	$
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	10%	$
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	10%	$

Global Basket 2

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio
S&P 500®Index	SPX INDEX	10%
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	80%
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	10%

Global Basket 3

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio
S&P 500®Index	SPX INDEX	10%
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	10%
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	80%

The closing value of each Global Basket on the pricing date will be set to equal 100. The closing value of each Global Basket on the valuation date will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant fund shares on the valuation date and the related basket composition ratio and (ii) the product of the closing value of the S&P 500® Index on the valuation date and its basket composition ratio.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the fund shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index.

How Have the Basket Components Performed Historically?

We have provided a table showing the high, low and quarter-end closing values of each basket component for each quarterly period from January 3, 2005 to November 5, 2010 and a graph showing the daily closing values of each basket component from January 3, 2005 through November 5, 2010. You can find the table and the graph in the section “Description of the Basket Components” in this pricing supplement.

We have provided this historical information to help you evaluate the behavior of each of the basket components in recent years. However, past performance is not indicative of how the basket components will perform in the future. You should also refer to the section “Risk Factors—The Historical Performance of the Global Basket and the Historical Data on the Basket Components Are Not Indicative of the Actual Amount You Will Receive at Maturity” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat the Notes as cash-settled prepaid forward contracts on the value of the best performing Global Basket on the valuation date, pursuant to which forward contract, at maturity you will receive the cash value of the best performing Global Basket subject to certain adjustments. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your obligation under the Notes. The summary below assumes such treatment, except where otherwise stated.

Under this treatment, at maturity or upon the sale or other taxable disposition of a Note, you will generally have capital gain or loss equal to the difference between the cash you receive and your adjusted tax basis in the Note. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the notes could be re-characterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to you. In addition, the IRS and U.S. Treasury Department have requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to the Notes. Finally, legislation has been introduced for consideration in the U.S. Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Any capital gain realized upon maturity, sale or other disposition of the Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Securities Exchange?

No. The notes will not be listed on any securities exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding Inc. and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest.” However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes. You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

Citigroup Funding expects to hedge its obligations under the notes through it or one or more of its affiliates. This hedging activity likely will involve trading in the fund shares, the stocks included in the S&P 500® Index, the stocks included in the MSCI EAFE Index, the stocks included in the MSCI Emerging Markets Index or in other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the S&P 500® Index, the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund. This hedging activity also could affect the price or value, as applicable, of the S&P 500® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund during the term of the notes and, therefore, the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors Relating to the Notes— Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the payment at maturity of the notes will be based on the final basket value of the best performing Global Basket, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of each of the Global Baskets and their components and other events that are difficult to predict and beyond our control.

Payment at Maturity May Be Less Than the Stated Principal Amount of Your Investment in the Notes

If the final basket value of the best performing Global Basket on the valuation date is less than its initial basket value of 100, the amount you receive at maturity for each note will be less than the stated principal of $10 per note. This will be true even if the closing value of the best performing Global Basket exceeds its initial basket value of 100 at one or more times during the term of the notes. Thus, payment at maturity may be less than the stated principal amount of your investment in the notes.

Only Part of Your Initial Investment in the Notes Will Participate in Any Appreciation of the Best Performing Global Basket

Because the note return amount will be determined by multiplying the basket percent change and the participation rate by $10 stated principal amount per note, not $10.35 representing your initial investment per note, only $10 out of $10.35 of your initial investment per note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity will receive an amount less than your initial investment in the notes unless the note return amount is greater than or equal to $0.35.

Any Appreciation of the Best Performing Global Basket Will Be Limited to the Participation Rate

Your participation in any appreciation of the best performing Global Basket will be limited to the participation rate, which is 90% to 100% (to be determined on the pricing date). Because of the limited appreciation of the best performing Global Basket, the notes may provide less opportunity for appreciation than an investment in a similar security that would allow you to participate fully in the appreciation of the best performing Global Basket, the fund shares or in some or all of the stocks included in the S&P 500® Index, the iShares® MSCI EAFE Index Fund, and the iShares® MSCI Emerging Markets Index Fund.

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on fund shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index.

The Return on the Best Performing Global Basket May Be Lower Than the Return on Any One of the Basket Components

The basket components are not equally weighted. Because the value of each of the Global Baskets will be based on the sum of the weighted returns of the S&P 500® Index, the iShares® MSCI EAFE Index Fund, and the iShares® MSCI Emerging Markets Index Fund, a significant increase in the value of one component of the Global Baskets during the term of the notes but not the other components may be substantially or entirely offset by a decrease in the value of the other components of the Global Baskets during the term of the notes. This may cause your return on the notes to be less than the return on a similar instrument linked to just one of the components of the Global Baskets.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the closing value of the best performing Global Basket on the valuation date results in a note return amount less than $0.35, the yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

The Notes are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and any actual or anticipated changes to its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Fund Shares or the Stocks Included in the S&P 500® Index, the iShares® MSCI EAFE Index, and the iShares® MSCI Emerging Markets Index

Your return on the notes will not reflect the return you would realize if you actually owned the fund shares or the stocks included in the S&P 500® Index, the iShares® MSCI EAFE Index, and the iShares® MSCI Emerging Markets Index. The closing value of each of the Global Baskets is calculated based on the weighted return of each Basket Component without taking into consideration the closing value of any dividends paid on the fund shares or the stocks included in the S&P 500® Index. As a result, the return on the notes may be less than the return you could have realized if the dividends paid, if any, on the fund shares or the stocks included in S&P 500® Index were included in the calculation of the closing value of each Global Basket.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of, and demand for, the notes, the value of each of the Global Baskets and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the Global Baskets. We expect that the market value of the notes will depend substantially on the amount, if any, by which the value of each Global Basket changes from its initial basket value of 100. However, changes in the value of the Global Baskets may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the best performing Global Basket exceeds its initial basket value of 100, you may receive substantially less than the amount that would be payable at maturity because of expectations that the value of that Global Basket will continue to fluctuate from that time to the valuation date. If you choose to sell your notes when the value of the best performing Global Basket is below its initial basket value of 100, you will likely receive less than the amount you originally invested.

Trading prices of the fund shares and stocks included in the S&P 500® Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the fund shares or the stocks included in the S&P 500® Index are traded, and by various circumstances that can influence the values of fund shares and the stocks in a specific market segment or of a particular stock. Citigroup Funding’s hedging activities in the fund shares or the stocks included in the S&P 500® Index, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the fund shares and the stocks included in the S&P 500® Index and therefore the value of the Global Baskets.

Volatility of the Global Baskets. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the value of each of the Global Baskets changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Companies Included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index. General economic conditions and earnings results of the companies whose stocks are included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index and real or anticipated changes in those conditions or results may affect the value of the Global Baskets and thus, the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the market value of the notes may decrease because the Global Baskets do not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Global Baskets the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the value of the Global Baskets during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in fund shares, the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index or in other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity during the term of the notes could also affect the value of the Global Baskets and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding Inc. and Citigroup Inc. Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Hypothetical Historical Performance of each of the Global Baskets and the Historical Data on the Basket Components Are Not Indicative of the Actual Amount You Will Receive at Maturity

The hypothetical historical performance of each of the Global Baskets and the historical data on the basket components, which are included in this pricing supplement, should not be taken as an indication of the future performance of each of the Global Baskets during the term of the notes. Changes in the price or value of the basket components will affect the value of each of the Global Baskets and therefore the trading price of the notes, but it is impossible to predict whether the price or value of the basket components will fall or rise.

The Volatility of the Closing Price of the Fund Shares May Result In Your Receiving at Maturity an Amount Less than the Amount You Initially Invested in the Notes

Historically, the closing price of the shares of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund has been volatile. From January 3, 2005 to November 5, 2010, the closing price of the shares of the iShares® MSCI EAFE Index Fund has been as low as $31.69 per share and as high as $86.49 per share. From January 3, 2005 to November 5, 2010, the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund has been as low as $18.22 per share and as high as $55.83 per share. The note return amount and the basket percent change depend in part upon the percentage change in the closing price of the fund shares from the pricing date up to and including the valuation date. The volatility of the closing price of the fund shares, and therefore the closing value of each of the Global Baskets, may result in your receiving at maturity an amount less than $10.35 per note, in which case your investment in the notes will result in a loss.

The Trading Price of the Fund Shares May Not Completely Track the Value of the MSCI EAFE Index or the MSCI Emerging Markets Index

With respect to each of the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund, although the trading price of the relevant fund shares is expected to generally mirror the value of the related index, the trading price of the relevant fund shares may not completely track the value of the related index. The trading price of the relevant fund shares will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index or MSCI Emerging Markets Index, as applicable. Additionally, because the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund may hold a small percentage of stocks other than the stocks underlying the MSCI EAFE Index or the MSCI Emerging Markets Index, as applicable, the price of the related fund shares may not fully replicate the performance of the related index. See “Description of the Basket Components—Description of the Fund Shares—The iShares® MSCI EAFE Index Fund” and “Description of the Basket Components—Description of the Fund Shares—The iShares® MSCI Emerging Markets Index Fund” in this pricing supplement.

The Trading Price of the Fund Shares and the Notes Will Be Affected by Conditions in the Relevant Securities Markets

The stocks included in the MSCI EAFE Index and the MSCI Emerging Markets Index and that are generally tracked by the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund have been issued by companies in different international and emerging markets, as applicable, and are traded on the different stock exchanges. Although the market price of the fund shares of each fund is not directly tied to the value of the MSCI EAFE Index or the MSCI Emerging Markets Index, respectively, or the price of the stocks included in the MSCI EAFE Index or the MSCI Emerging Markets Index, respectively, the market price of the fund shares is expected to correspond generally to the value of those publicly traded equity securities in the relevant equity markets, as compiled and weighted by the MSCI EAFE Index and the MSCI Emerging Markets Index, respectively.

Investments in securities linked to the value of the international equity markets involve certain risks. The emerging markets may be more volatile than the U.S. or other securities markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in emerging markets are subject to political, economic, financial and social factors that apply in such emerging markets. These factors, which could negatively affect the securities markets in relevant emerging markets, include the possibility of recent or future changes in the political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in relevant equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the economies of emerging markets may differ favorably or unfavorably from the U.S. economy in such respects as the growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

The Notes Are Subject to Currency Exchange Rate Risks

Because the value of the fund shares generally reflects the U.S. dollar value of the securities represented in the MSCI EAFE Index or the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI EAFE Index or the MSCI Emerging Markets Index are denominated. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against these currencies, the value of the fund shares will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

You May Not Be Able To Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Fund Shares, the Stocks Included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index or Derivative Instruments Related to the Indexes by Affiliates of Citigroup Funding Inc.

Citigroup Funding Inc.’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the fund shares, the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index or related derivative instruments for their own accounts in connection with their normal business practices. These transactions could affect the value of the Global Basket and thus, the market value of the notes.

The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial basket value, the final basket value and the basket percent change of each Global Basket, and will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a basket determination date, market disruption events and the calculation of any value of the basket components in the event of the unavailability, modification or discontinuance of such basket component, may adversely affect the payment to you at maturity.

Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes (and possibly to other instruments linked to the fund shares or the S&P 500® Index or the stock included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index) through one or more of our affiliates. This hedging activity will likely involve trading in fund shares, the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index, or in other instruments, such as options, swaps or futures, based upon the basket components or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Global Baskets and, therefore, the determination of the payment due at maturity. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

You Will Have No Rights Against the Publisher of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets Index, the Issuer of the Fund Shares or Any Issuer of Any Stock Included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index

You will have no rights against the publisher of the S&P 500® Index, the MSCI EAFE Index, the MSCI Emerging Markets Index, the fund shares, or the issuer of any stock included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index, even though the amount you receive at maturity, if any, will depend on the closing price or value of the fund shares and S&P 500® Index. By investing in the notes you will not acquire the fund shares or any shares of stocks included in the S&P 500® Index and you will not receive any dividends or other distributions, if any, with respect to the fund shares of any of the stocks. Moreover, you will not have voting, or any other rights with respect to the fund shares or any of the stocks that underlie the S&P 500® Index. Neither the issuer of the fund shares nor the publishers of the S&P 500®

Index, the MSCI EAFE Index or the MSCI Emerging Markets Index are in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to re-characterize any gains realized in respect of the notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the notes could be re-characterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

¡	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

¡	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Notes Based on the Value of the Best Performing Basket of Three Global Equity Baskets due November , 2015, or the Notes, are investments linked to the best performing basket of three global equity baskets offered by Citigroup Funding Inc., having a maturity of approximately 5 years. Payment at maturity may be less than $10 stated principal amount per Note and could be zero. The Notes do not pay periodic interest. The return on the Notes, if any, will depend on which Global Basket has the best performance over the term of the Notes as measured by each Global Basket’s Basket Percent Change, which is the percentage change from its Initial Basket Value of 100 on the Pricing Date to its Final Basket Value, which will equal its closing value on the Valuation Date. The value of each Global Basket, is based on the closing value of one equity index—the S&P 500® Index—and the closing price of shares of two exchange-traded funds—the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component”)—during the period after the Pricing Date up to and including the Valuation Date. Each Global Basket will consist of these three Basket Components in which one Basket Component will be weighted 80% and the other Basket Components will be weighted 10% each, as described in “Description of the Global Baskets” beginning on page PS-24.

At maturity, you will receive for each Note you hold a payment, which may be greater than, equal to, or less than $10 stated principal amount per Note and which could be zero. The maturity payment will equal to $10 plus a Note Return Amount equal to the product of (i) $10 (ii) the Basket Percent Change of the best performing Global Basket (which could be negative) and (iii) the Participation Rate of 90% to 100% (to be determined on the Pricing Date). Because the Note Return Amount will be determined by multiplying the Basket Percent Change and the Participation Rate by $10 stated principal amount per Note, not $10.35 representing your initial investment per Note, only $10 out of $10.35 of your initial investment per Note will participate in the appreciation, if any, of the best performing Global Basket. Moreover, at maturity will receive an amount less than your initial investment in the Notes unless the Note Return Amount is greater than or equal to $0.35.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $         (         Notes). The Notes will mature on November     , 2015, will constitute part of the senior debt of Citigroup Funding Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. All payments on the Notes, including the repayment of principal, are subject to the credit risk of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest or any other payments on the Notes until maturity. You will not be entitled to receive dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index and the MSCI Emerging Markets Index.

Payment at Maturity

The Notes will mature on November     , 2015. At maturity, you will receive for each Note a payment equal to the sum of the stated principal amount of $10 per Note plus the Note Return Amount, which may be positive, zero or negative. However, as a result of the participation rate, the Notes will provide less opportunity for appreciation than an investment in an instrument directly linked to the best performing Global Basket.

Note Return Amount

The Note Return Amount will be based on the amount, if any, by which the Final Basket Value of the best performing Global Basket changes from the Initial Basket Value.

The Note Return Amount will equal:

$10 × Basket Percent Change of the best performing Global Basket x Participation Rate of 90% to 100% (to be determined on the Pricing Date).

The Basket Percent Change of each Global Basket will equal the following fraction:

Final Basket Value – Initial Basket Value

Initial Basket Value

If the Final Basket Value of the best performing Global Basket is less than or equal to its Initial Basket Value of 100, the Note Return Amount will be negative or zero and the payment at maturity will be less than your initial investment in the Notes and could be zero.

If the Final Basket Value of the best performing Global Basket is greater than its Initial Basket Value of 100, the Note Return Amount will be positive. However, the payment at maturity will be greater than your initial investment in the Notes only if the Note Return Amount is greater than or equal to $0.35.

The Initial Basket Value will be set to 100 on the Pricing Date based on the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant Fund Shares on the Pricing Date and the related Basket Composition Ratio and (ii) the product of the closing value of the S&P 500® Index on the Pricing Date and its Basket Composition Ratio.

The Final Basket Value of each Global Basket will equal the closing value of the applicable Global Basket on the Valuation Date. The closing value of each Global Basket on the Valuation Date will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant Fund Shares on the Valuation Date and the related Basket Composition Ratio and (ii) the product of the closing value of the S&P 500® Index on the Valuation Date and its Basket Composition Ratio.

The Pricing Date means November     , 2010, the date on which the Notes are priced for initial sale to the public.

The Valuation Date will be November     , 2015, the third Basket Determination Date prior to maturity.

The closing price of the Fund Shares (or any other security for which a closing price must be determined, as described under “—Delisting or Suspension of Trading in the Fund Shares; Termination of the MSCI EAFE Index or the MSCI Emerging Markets Index” below) on any relevant Basket Determination Date will be (1) if the shares are listed on a national securities exchange on that Basket Determination Date, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the shares are not listed on a national securities exchange on that Basket Determination Date, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the shares are listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported on the OTC

Bulletin Board, the National Quotation Bureau or a similar organization. The term “OTC Bulletin Board” will include any successor to such service.

If the closing price of the Fund Shares or the closing value of the S&P 500® Index is not available on any relevant Basket Determination Date because of a Market Disruption Event or otherwise,

•

the closing price of the Fund Shares or other security will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Fund Shares or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our or their affiliates), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent; or

•

the closing value of the S&P 500® Index will be the arithmetic mean, as determined by the Calculation Agent, of the value of the index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our or their affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent, in each case, unless deferred by the Calculation Agent. The determination of the value of the Global Basket by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Basket Determination Dates on which a Market Disruption Event is occurring, but not past the Basket Determination Date prior to maturity.

A “Basket Determination Date” means a day, as determined by the Calculation Agent, on which

•

trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States; and

•

the S&P 500® Index, or any successor index, is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the index.

A “Market Disruption Event”, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) the shares of the MSCI EAFE Index Fund or the shares of the MSCI Emerging Markets Index Fund (or any other security for which a closing price must be determined) on any exchange or market, (b) stocks which then comprise 20% or more of the value of the assets underlying the MSCI EAFE Index Fund, the MSCI Emerging Markets Index Fund or the S&P 500® Index or any successor index, (c) any option or futures contracts relating to the shares of the MSCI EAFE Index Fund or the shares of the MSCI Emerging Markets Index Fund (or other security) or the S&P 500® Index or any successor index, or any options on such futures contracts, or (d) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500® Index or any successor index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI EAFE Index or any successor index, the MSCI Emerging Markets Index or any successor index or the S&P 500® Index or any successor index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Fund Shares will be based on a comparison of the portion of the value of such assets attributable to that security relative to the overall value of the relevant Fund Shares, in each case immediately before that suspension or limitation.

What You Could Receive at Maturity — Hypothetical Examples

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different Final Basket Values for each of the Global Baskets on the amount you will receive in respect of the Notes at maturity. All of the hypothetical examples are based on the assumptions provided for each Global Basket.

All of the hypothetical examples are based on the following assumptions:

•	Issue Price per Note: $10.35

•	Stated Principal Amount per Note: $10

•	Initial Basket Value: 100

•	Participation Rate: 95%

•	Maturity: 5 years

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Final Basket Value and Participation Rate.

Global Basket 1

Global Basket 1
					Hypothetical Closing Values/Closing Prices on the Valuation Date
Basket Component	Bloomberg Ticker	Hypothetical Closing Values/ Closing Prices On the Pricing Date	Initial Percentage Weight	Hypothetical Basket Composition Ratio	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
The S&P 500 Index	SPX INDEX	1225.850	80%	0.06526084	1348.44	1103.27	858.10	1409.73	1225.85	1961.36
iShares MSCI EAFE Index Fund	EFA UP EQUITY	59.200	10%	0.16891892	59.20	63.94	47.36	76.96	71.04	65.12
iShares MSCI Emerging Markets Index Fund	EEM UP EQUITY	48.490	10%	0.20622809	43.64	49.46	36.37	41.22	67.89	60.61

Initial Basket Value:		100.00	Hypothetical Final Basket Value:		107.00	93.00	71.50	113.50	106.00	151.50

			Hypothetical Basket Percent Change:		7.00%	-7.00%	-28.50%	13.50%	6.00%	51.50%

Global Basket 2

Global Basket 2
Hypothetical Closing Values/Closing Prices on the Valuation Date

Basket Component	Bloomberg Ticker	Hypothetical Closing Values/ Closing Prices On the Pricing Date	Initial Percentage Weight	Hypothetical Basket Composition Ratio	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
The S&P 500 Index	SPX INDEX	1225.850	10%	0.00815760	1348.44	1103.27	858.10	1409.73	1225.85	1961.36
iShares MSCI EAFE Index Fund	EFA UP EQUITY	59.200	80%	1.35135135	59.20	63.94	47.36	76.96	71.04	65.12
iShares MSCI Emerging Markets Index Fund	EEM UP EQUITY	48.490	10%	0.20622809	43.64	49.46	36.37	41.22	67.89	60.61

Initial Basket Value:		100.00	Hypothetical Final Basket Value:		100.00	105.60	78.50	124.00	120.00	116.50

			Hypothetical Basket Percent Change:		0.00%	5.60%	-21.50%	24.00%	20.00%	16.50%

Global Basket 3

Global Basket 3
					Hypothetical Closing Values/Closing Prices on the Valuation Date
Basket Component	Bloomberg Ticker	Hypothetical Closing Values / Closing Prices on the Pricing Date*	Initial Percentage Weight	Hypothetical Basket Composition Ratio	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
The S&P 500 Index	SPX INDEX	1225.850	10%	0.00815760	1348.44	1103.27	858.10	1409.73	1225.85	1961.36
iShares MSCI EAFE Index Fund	EFA UP EQUITY	59.200	10%	0.16891892	59.20	63.94	47.36	76.96	71.04	65.12
iShares MSCI Emerging Markets Index Fund	EEM UP EQUITY	48.490	80%	1.64982471	43.64	49.46	36.37	41.22	67.89	60.61

Initial Basket Value:		100.00	Hypothetical Final Basket Value:		93.00	101.40	75.00	92.50	134.00	127.00

			Hypothetical Basket Percent Change:		-7.00%	1.40%	-25.00%	-7.50%	34.00%	27.00%

Hypothetical Payments at Maturity based on the Hypothetical Final Basket Value of the Best Performing Global Basket
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Best Performing Global Basket:	Global Basket 1	Global Basket 2	Global Basket 2	Global Basket 2	Global Basket 3	Global Basket 1
Hypothetical Final Basket Value:	107.00	105.60	78.50	124.00	134.00	151.50
Hypothetical Basket Percent Change:	7.00%	5.60%	-21.50%	24.00%	34.00%	51.50%

Hypothetical Payment at Maturity:	$10.67	$10.53	$7.96	$12.28	$13.23	$14.89
Hypothetical Return on $10.35 investment per Note:	3.04% (0.61% per annum)	1.76% (0.35% per annum)	-23.12% (-4.62% per annum)	18.65% (3.73% per annum)	27.83% (5.57% per annum)	43.89% (8.78% per annum)

Example 1:

Global Basket 1 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 1, resulting in a hypothetical Basket Percent Change of 7%.

The hypothetical maturity payment (per Note) equals: $10.00 x (107 - 100/100) x 95% = $10.67

The hypothetical return on the Notes equals 3.04% (0.61% per annum) on $10.35 investment per Note

Example 2:

Global Basket 2 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 2, resulting in a hypothetical Basket Percent Change of 5.60%.

The hypothetical maturity payment (per Note) equals: $10.00 x (106 - 100/100) x 95% = $10.53

The hypothetical return on the Notes equals 1.76% (0.35% per annum) on $10.35 investment per Note

Example 3:

Global Basket 2 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 2, resulting in a hypothetical Basket Percent Change of – 21.50%.

The hypothetical maturity payment (per Note) equals: $10.00 x (79 - 100/100) x 95% = $7.96

The hypothetical return on the Notes equals -23.12% (-4.62% per annum) on $10.35 investment per Note

Example 4:

Global Basket 2 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 2, resulting in a hypothetical Basket Percent Change of 24%.

The hypothetical maturity payment (per Note) equals: $10.00 x (124 - 100/100) x 95% = $12.28

The hypothetical return on the Notes equals 18.65% (3.73% per annum) on $10.35 investment per Note

Example 5:

Global Basket 3 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 3, resulting in a hypothetical Basket Percent Change of 34%.

The hypothetical maturity payment (per Note) equals: $10.00 x (134 - 100/100) x 95% = $13.23

The hypothetical return on the Notes equals 27.83% (5.57% per annum) on $10.35 investment per Note

Example 6:

Global Basket 1 is the best performing Global Basket. Thus, the maturity payment is based on the hypothetical Final Basket Value of Global Basket 1, resulting in a hypothetical Basket Percent Change of 51.50%.

The hypothetical maturity payment (per Note) equals: $10.00 x (152 - 100/100) x 95% = $14.89

The hypothetical return on the Notes equals 43.89% (8.78% per annum) on $10.35 investment per Note

Delisting or Suspension of Trading in the Fund Shares; Termination of the MSCI EAFE Index Fund or the MSCI Emerging Markets Index Fund

If the Fund Shares are delisted from, or trading of the Fund Shares is suspended on, the New York Stock Exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Fund Shares (any such securities, “successor shares”), the value of such successor shares will be substituted for all purposes, including but not limited to determining the closing price of the Fund Shares on each relevant Basket Determination Date. Upon any selection by the Calculation Agent of successor shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the Fund Shares are delisted from, or trading of the Fund Shares is suspended on, the New York Stock Exchange and successor shares that the Calculation Agent determines to be comparable to the Fund Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the closing price of the Fund Shares on each relevant Basket Determination Date. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Termination Event”), the closing price of the Fund Shares on each relevant Basket Determination Date from the date of the Termination Event up to and including the Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the MSCI EAFE Index or MSCI Emerging Markets Index (or any successor index, as defined below) on such Basket Determination Date (taking into account any material changes in the method of calculating the MSCI EAFE Index or the MSCI Emerging Markets Index following such Termination Event) equal to that part of the closing value of the MSCI EAFE Index or the MSCI Emerging Markets Index represented by the closing price of the Fund Shares on the Basket Determination Date prior to the occurrence of such Termination Event on which a closing price of the Fund Shares was available. The Calculation Agent will cause notice of the Termination Event and calculation of the closing price as described above to be furnished to registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI EAFE Index or the MSCI Emerging Markets Index or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the MSCI EAFE Index or the MSCI Emerging Markets Index, then the value of the MSCI EAFE Index or the MSCI Emerging Markets Index will be determined by reference to the value of that index, which we refer to as a “successor index.” Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI EAFE Index or the MSCI Emerging Markets Index and a successor index is not selected by the Calculation Agent or is no longer published on each relevant Basket Determination Date from the date of the Termination Event up to and including the Valuation Date, the value to be substituted for the MSCI EAFE Index or the MSCI Emerging Markets Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the MSCI EAFE Index or the MSCI Emerging Markets Index prior to any such discontinuance. In such case, on each relevant Basket Determination Date until and including the date on which a determination by the Calculation Agent is made that a successor index is available, the Calculation Agent will determine the value that is to be used in determining the value of the MSCI EAFE Index or the MSCI Emerging Markets Index as described in this paragraph.

If a Termination Event has occurred and a successor index is selected or the Calculation Agent calculates a value as a substitute for the MSCI EAFE Index or the MSCI Emerging Markets Index as described above, the successor index or value will be substituted for the MSCI EAFE Index or the MSCI Emerging Markets Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index or the MSCI Emerging Markets Index may adversely affect the market value of the Notes in any secondary market.

If a Termination Event has occurred and any time the method of calculating the MSCI EAFE Index or the MSCI Emerging Markets Index or any successor index is changed in any material respect, or if the MSCI EAFE Index or the MSCI Emerging Markets Index or any successor index is in any other way modified so that the value of the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the MSCI EAFE Index or the MSCI Emerging Markets Index or the successor index as if the changes or modifications had not been made, and calculate the price of the Fund Shares with reference to the MSCI EAFE Index or the MSCI Emerging Markets Index or the successor Index. Accordingly, if the method of calculating the MSCI EAFE Index or the MSCI Emerging Markets Index or any successor index is modified so that the value of the MSCI EAFE Index or the MSCI Emerging Markets Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the relevant index as if it had not been modified. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index or the MSCI Emerging Markets Index may adversely affect the value of the Global Baskets and the Notes in any secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Discontinuance of the S&P 500® Index

If S&P discontinues publication of the S&P 500® Index or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P 500® Index, then the value of the S&P 500® Index will be determined by reference to the value of that index, which we refer to as a “successor index.” Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If S&P discontinues publication of the S&P 500® Index and a successor index is not selected by the Calculation Agent or is no longer published on any Basket Determination Date, the value to be substituted for the S&P 500® Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the S&P 500® Index prior to any such discontinuance. If S&P discontinues publication of the S&P 500® Index prior to the determination of the amount payable at maturity and the Calculation Agent determines that no successor index is available at that time, then on each Basket Determination Date until the earlier to occur of (a) the determination of the amount payable at maturity and (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that is to be used in computing the value of the S&P 500® Index as described in the preceding paragraph.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the S&P 500® Index as described above, the successor index or value will be substituted for the S&P 500® Index for all purposes, including for purposes of determining whether a Basket Determination Date or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index may adversely affect the market value of the Notes in any secondary market. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation of the S&P 500® Index

If at any time the method of calculating the S&P 500® Index or any successor index is changed in any material respect, or if the S&P 500® Index or a successor index is in any other way modified so that the value of the S&P 500® Index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500® Index or the successor index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500® Index or the successor index as if the changes or modifications had not been made, and calculate the value of the stock index with reference to the S&P 500® Index or the successor index. Accordingly, if the method of calculating the S&P 500® Index or the successor index is modified so that the value of the S&P 500® Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the S&P 500® Index or the successor index in order to arrive at a value of the S&P 500® Index or the successor index as if it had not been modified.

Dilution Adjustments

The closing price of the Fund Shares on the Pricing Date will be subject to adjustment from time to time in certain situations. If the closing price is so adjusted, the related Basket Composition Ratio will be proportionally adjusted, as reasonably determined by the Calculation Agent. Any such adjustment may also impact the Final Basket Value and the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund, after the Pricing Date,

(1) pays a share dividend or makes a distribution with respect to the Fund Shares in the form of the Fund Shares (excluding any share dividend or distribution for which the number of the Fund Shares paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits the Fund Shares into a greater number of shares,

(3) combines the Fund Shares into a smaller number of shares, or

(4) issues by reclassification of the Fund Shares other shares,

then, in each of these cases, the closing price of the Fund Shares on the Pricing Date will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Fund Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock, and the denominator of which will be the number of the Fund Shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no Fund Shares are outstanding, the closing price of the Fund Shares on the Pricing Date will be determined by reference to the other shares issued by the fund in the reclassification.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Fund Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Fund, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the closing price of the Fund Shares will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the closing price of the Fund Shares on the Pricing Date will be further adjusted to the closing price that would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Notes will be capped at the payment at maturity, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17316G644.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE GLOBAL BASKETS

General

Citigroup Global Markets, as Calculation Agent, will determine the closing value of each Global Basket as described in this pricing supplement. Each Global Basket will represent the closing prices of the Fund Shares of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, respectively, and the closing values of the S&P 500® Index from the Pricing Date through the Valuation Date.

Global Basket 1

Each Basket Component will be weighted, as set forth below, based on its closing price or closing value, as applicable, on the Pricing Date as determined by the Calculation Agent, to achieve an Initial Basket Value of 100 for the Global Basket on that date:

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio(1)
S&P 500®Index	SPX INDEX	80%
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	10%
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	10%

(1)	Each Basket Composition Ratio equals the Initial Percentage Weight of the Basket Component divided by the closing value or the closing price of that Basket Component on the Pricing Date, rounded to eight decimal places.

The closing value of each Global Basket on the Pricing Date will be set to equal 100. The closing value of each Global Basket on the Valuation Date will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant Fund Shares on the Valuation Date and the related Basket Composition Ratio and (ii) the product of the closing value of the S&P 500® Index on the Valuation Date and its Basket Composition Ratio.

Please Note that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Fund Shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index.

Hypothetical Historical Performance of the Global Basket 1

The following graph sets forth the hypothetical historical daily closing values of the Global Basket 1 commencing on January 3, 2005 and ending on November 5, 2010. Each hypothetical daily closing value was calculated as if Global Basket 1 had been created on January 3, 2005 with an Initial Basket Value of 100. Global Basket 1 will actually be established on the Pricing Date with an Initial Basket Value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by any independent third party.

Actual historical daily closing values of the Basket Components of Global Basket 1 were used to calculate the hypothetical historical daily closing values of Global Basket 1. However, these hypothetical historical daily closing values should not be taken as an indication of the actual composition of Global Basket 1 on the Pricing Date or the future performance of Global Basket 1. Any hypothetical historical upward or downward trend in the value of Global Basket 1 during any period set forth below is not an indication that Global Basket 1 is more or less likely to increase or decrease at any time during the term of the Notes.

Global Basket 2

Each Basket Component will be weighted, as set forth below, based on its closing price or closing value, as applicable, on the Pricing Date as determined by the Calculation Agent, to achieve an Initial Basket Value of 100 for the Global Basket on that date:

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio(1)
S&P 500® Index	SPX INDEX	10%
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	80%
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	10%

(1)	Each Basket Composition Ratio equals the Initial Percentage Weight of the Basket Component divided by the closing value or the closing price of that Basket Component on the Pricing Date, rounded to eight decimal places.

The closing value of each Global Basket on the Pricing Date will be set to equal 100. The closing value of each Global Basket on any Basket Determination Date thereafter, including the Valuation Date, will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant Fund Shares on that day and the related Basket Composition Ratio and (ii) the product of the closing value of the S&P 500® Index on that day and its Basket Composition Ratio.

Please Note that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Fund Shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index.

Hypothetical Historical Performance of the Global Basket 2

The following graph sets forth the hypothetical historical daily closing values of Global Basket 2 commencing on January 3, 2005 and ending on November 5, 2010. Each hypothetical daily closing value was calculated as if Global Basket 2 had been created on January 3, 2005 with an Initial Basket Value of 100. Global Basket 2 will actually be established on the Pricing Date with an Initial Basket Value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by any independent third party.

Actual historical daily closing values of the Basket Components of Global Basket 2 were used to calculate the hypothetical historical daily closing values of Global Basket 2. However, these hypothetical historical daily closing values should not be taken as an indication of the actual composition of Global Basket 2 on the Pricing Date or the future performance of Global Basket 2. Any hypothetical historical upward or downward trend in the value of Global Basket 2 during any period set forth below is not an indication that Global Basket 2 is more or less likely to increase or decrease at any time during the term of the Notes.

Global Basket 3

Each Basket Component will be weighted, as set forth below, based on its closing price or closing value, as applicable, on the Pricing Date as determined by the Calculation Agent, to achieve an Initial Basket Value of 100 for the Global Basket on that date:

Basket Component	Bloomberg Ticker	Initial Percentage Weight	Index Closing Value/Fund Share Closing Price on the Pricing Date	Basket Composition Ratio(1)
S&P 500® Index	SPX INDEX	10%
iShares® MSCI EAFE Index Fund	EFA UP EQUITY	10%
iShares® MSCI Emerging Markets Index Fund	EEM UP EQUITY	80%

(1)	Each Basket Composition Ratio equals the Initial Percentage Weight of the Basket Component divided by the closing value or the closing price of that Basket Component on the Pricing Date, rounded to eight decimal places.

The closing value of each Global Basket on the Pricing Date will be set to equal 100. The closing value of each Global Basket on any Basket Determination Date thereafter, including the Valuation Date, will equal the sum of (i) with respect to each of the iShares® MSCI EAFE Index Fund and iShares® MSCI Emerging Markets Index Fund, the product of the closing price of the relevant Fund Shares on that day and the related Basket Composition Ratio and (ii) the product of the closing value of the S&P 500® Index on that day and its Basket Composition Ratio.

Please Note that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Fund Shares or the stocks included in the S&P 500® Index, the MSCI EAFE Index or the MSCI Emerging Markets Index.

Hypothetical Historical Performance of the Global Basket 3

The following graph sets forth the hypothetical historical daily closing values of Global Basket 3 commencing in January 3, 2005 and ending on November 5, 2010. Each hypothetical daily closing value was calculated as if Global Basket 3 had been created on January 3, 2005 with an Initial Basket Value of 100. Global Basket 3 will actually be established on the Pricing Date with an Initial Basket Value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by any independent third party.

Actual historical daily closing values of the Basket Components of Global Basket 3 were used to calculate the hypothetical historical daily closing values of Global Basket 3. However, these hypothetical historical daily closing values should not be taken as an indication of the actual composition of Global Basket 3 on the Pricing Date or the future performance of Global Basket 3. Any hypothetical historical upward or downward trend in the value of Global Basket 3 during any period set forth below is not an indication that Global Basket 3 is more or less likely to increase or decrease at any time during the term of the Notes.

DESCRIPTION OF THE BASKETS COMPONENTS

Description of the S&P 500® Index

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composite on of the Index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of November 5, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of November 5, 2010, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.36%), Consumer Staples (11.35%), Energy (10.73%), Financials (15.84%), Health Care (11.68%), Industrials (10.80%), Information Technology (18.67%), Materials (3.66%), Telecommunication Services (3.25%) and Utilities (3.66%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted Index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all Index component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Index component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Index component stocks by a number called the Index divisor. By itself, the Index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The Index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an Index divisor adjustment. By adjusting the Index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index divisor adjustments.

Historical Information on the S&P 500® Index. The following table sets forth the high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index from January 3, 2005 through November 5, 2010. We obtained these closing values and other information below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

	High	Low	Period End
2005
Quarter
First	1,225.31	1,163.75	1,180.59
Second	1,216.96	1,137.50	1,191.33
Third	1,245.04	1,194.44	1,228.81
Fourth	1,272.74	1,176.84	1,248.29
2006
Quarter
First	1,307.25	1,254.78	1,294.83
Second	1,325.76	1,223.69	1,270.20
Third	1,339.15	1,234.49	1,335.85
Fourth	1,427.09	1,331.32	1,418.30
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.70
Third	1,148.67	1,022.58	1,141.20
Fourth (through November 5)	1,225.85	1,137.03	1,225.85

On November 5, 2010, the closing value of the S&P 500® Index was 1,225.85.

The following graph illustrates the historical performance of S&P 500® Index based on the daily closing value thereof from January 3, 2005 through November 5, 2010. Past movements of the S&P 500® Index are not indicative of future index values.

License Agreement

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® Index OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

Description of the Fund Shares

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Fund Shares. We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Fund Shares (and therefore the price of the Fund Shares at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Fund Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of Notes, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Fund Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

MSCI EAFE Index

Unless otherwise stated, we have derived all information regarding the MSCI EAFE Index provided in this offering summary, including its composition, method of calculation and changes in components, from MSCI, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI EAFE Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the MSCI EAFE Index.

The MSCI EAFE Index is a benchmark that measures international equity performance. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. It currently comprises 21 MSCI country indices, representing the developed markets outside of North America: Europe, Australasia and the Far East. MSCI aims to include in its international indices 85% of the free float-adjusted market capitalization in each industry group, within each country. Current information regarding the market value of the MSCI EAFE Index is published daily by MSCI and through multiple vendors and in real time every 60 seconds through Reuters and Bloomberg.

The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for the 21 selected countries. Each MSCI EAFE component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the MSCI EAFE component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting MSCI EAFE component country indices and the related MSCI EAFE component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled MSCI EAFE Index close of each February, May, August and November.

THE MSCI EAFE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE MSCI EAFE INDEX WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI EAFE Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the MSCI EAFE Component Securities for each MSCI EAFE Component Country Index is based on the following guidelines:

(i)	Defining the equity universe of listed securities within each country;

(ii)	Determining the Market Investable Equity Universe for each market;

(iii)	Determining market capitalization size segments for each market;

(iv)	Applying Index Continuity Rules for the Standard Index;

(v)	Applying Index Continuity Rules for the Standard Index; and

(vi)	Classifying securities under the Global Industry Classification Standard (GICS®).

The Equity Universe is defined by identifying eligible equity securities and classifying the eligible securities in each country. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe.

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. The investability screens used to determine the Investable Equity Universe in each market are:

•	Equity Universe Minimum Size Requirement: requires that a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

•

DM Minimum Liquidity Requirement: requires adequate liquidity measured by twelve month and 3-month Annual Traded Value Ratio (ATVR) and three month frequency of trading. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as, 20% of 12-month ATVR are required for the inclusion of a security in the Market Investable Equity Universe.

•

Global Minimum Foreign Inclusion Factor Requirement: a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI EAFE® Index, subject to limited exceptions.

•

Minimum Length of Trading Requirement: Large IPOs are not subject to this requirement, however for small new issuances to be eligible for inclusion the new issue must have started trading at least four months before the implementation of the initial construction of the MSCI EAFE Index or at least three months before the implementation of a Semi-Annual Review.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI may add additional MSCI EAFE component country indices to the MSCI EAFE® Index or subtract one or more of its current MSCI EAFE component country indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each MSCI EAFE component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE component country index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE Index review that systematically re-assess the various dimensions of the equity universe within each country and is conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the MSCI EAFE Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI EAFE Index continues to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE Index component securities from the MSCI EAFE Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float estimates have fallen significantly; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from pro forma free float estimates at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature.

Changes in the number of shares are generally small changes in a security’s shares outstanding and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only two dates throughout the year: as of the close of the last business day of February and August. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The semi-annual full MSCI EAFE Index reviews include a reappraisal of the free float-adjusted industry group representation relative to the target, a detailed review of the shareholder information used to estimate free float for constituent securities and non-constituent securities, updating the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added or deleted from the MSCI EAFE® Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May and November.

The country weights for the MSCI EAFE Index are reset every year in May on the basis of the previous year’s GDP figures for the constituent countries. Afterwards, the country weights fluctuate with changes in performance and market capitalization in the MSCI Standard Country Indices until the next rebalancing.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the MSCI EAFE component country Indices is reflected in the MSCI EAFE Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Historical Data on the Fund Shares of the iShares® MSCI EAFE Index Fund

The following table sets forth the high, low and quarter-end closing prices of the Fund Shares for each quarterly period from January 3, 2005 through November 5, 2010. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	End
2005
Quarter
First	$55.27	$51.18	$52.92
Second	53.87	51.33	52.35
Third	58.50	52.05	58.09
Fourth	60.91	54.72	59.42
2006
Quarter
First	65.40	60.33	64.99
Second	70.58	59.60	65.35
Third	68.46	61.62	67.78
Fourth	74.31	67.96	73.26
2007
Quarter
First	76.94	70.95	76.27
Second	81.79	76.47	80.63
Third	83.77	73.70	82.56
Fourth	86.18	78.24	78.50
2008
Quarter
First	78.35	68.31	71.90
Second	78.52	68.10	68.70
Third	68.04	53.08	56.30
Fourth	55.88	35.71	44.87
2009
Quarter
First	45.44	31.69	37.59
Second	49.04	38.57	45.81
Third	55.81	43.91	54.70
Fourth	57.28	52.66	55.30
2010
Quarter
First	57.96	50.45	56.00
Second	58.03	46.29	46.51
Third	55.42	47.09	54.92
Fourth (through November 5)	59.46	54.67	59.20

The closing price of the Fund Shares on November 5, 2010 was $59.20.

The following graph illustrates the historical performance of the Fund Shares based on the daily closing price thereof from January 3, 2005 through November 5, 2010. Past movements of the Fund Shares are not indicative of future prices of the Fund Shares.

iShares, Inc. and the iShares® MSCI Emerging Markets Index Fund

According to publicly available documents, the iShares® MSCI Emerging Markets Index Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the reporting period ended February 28, 2010) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public on the SEC Web site at www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of October 29, 2010 the fund’s holdings by top countries, with the holding of each of the top countries expressed as a percentage of total fund holdings in parentheses, were: China (17.98%), Brazil (15.89%), South Korea (13.03%), Taiwan (10.41%), South Africa (7.80%), India (7.07%), Russia (6.38%), Mexico (4.40%), Malaysia (2.75%), and Indonesia (2.60%). As of October 29, 2010, the fund’s five largest holdings were Samsung Electronics (GDR REG S 144A), Petroleo Brasileiro S.A. (ADR), China Mobile LTD, OAO Gazpro (REG S ADS), Vale SA (ADR), and Banco Itau Holding Financeira SA (ADR).

The Fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the underlying index, the Fund may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The Fund’s top portfolio holdings can be found on the iShares® Web site, available at www.ishares.com. Funds like the iShares® MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the Fund’s top holdings may be requested by calling 1-800-iShares or by visiting the iShares® Web site.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of October 29, 2010 were as follows: Financials (2.25%), Energy (14.04%), Materials (13.99%), Information Technology (12.50%), and Telecommunication Services (8.15%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra on its Web site.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last Business Day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i)	define the equity universe of listed securities within the emerging market countries;

(ii)	adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last Business Day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last Business Day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Data on the Fund Shares of the iShares® MSCI Emerging Markets Index Fund

The following table sets forth the high, low and quarter-end closing prices of the Fund Shares for each quarterly period from January 3, 2005 through November 5, 2010. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	End
2005
Quarter
First	$24.65	$21.23	$22.54
Second(1)	24.37	21.67	23.83
Third	28.32	23.93	28.32
Fourth	29.83	25.07	29.40
2006
Quarter
First	33.59	30.43	33.02
Second	37.03	27.34	31.23
Third	33.14	29.20	32.29
Fourth	38.15	31.80	38.10
2007
Quarter
First	39.53	35.03	38.75
Second	44.42	39.13	43.82
Third	50.11	39.50	49.78
Fourth	55.64	47.27	50.10
2008
Quarter
First	50.37	42.17	44.79
Second	51.70	44.43	45.19
Third	44.43	31.33	34.53
Fourth	33.90	18.22	24.97
2009
Quarter
First	27.09	19.94	24.81
Second	34.64	25.65	32.23
Third	39.29	30.75	38.91
Fourth	42.07	37.56	41.50
2010
Quarter
First	43.22	36.83	42.12
Second	43.98	36.16	37.32
Third	44.77	37.59	44.77
Fourth (through November 5)	48.58	45.24	48.49

The closing price of the Fund Shares on November 5, 2010 was $48.49.

(1)	A three-for-one stock split of the Fund Shares became effective on June 8, 2005. These prices have been adjusted to reflect that split.

The following graph illustrates the historical performance of the Fund Shares based on the daily closing price thereof from January 3, 2005 through November 5, 2010. Past movements of the Fund Shares are not indicative of future prices of the Fund Shares.

License Agreement

MSCI and Citigroup Global Markets, Inc., Citigroup Funding’s affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets, in exchange for a fee, of the right to use the MSCI EAFE® Index and the MSCI Emerging Markets Index in connection with certain securities, including the Notes.

The MSCI Indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Citigroup Global Markets. The Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such Notes. No purchaser, seller or holder of this Note, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date on which the Notes are initially priced for sale to the public, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, and persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract, on the value of the best performing Global Basket on the Valuation Date, pursuant to which forward contract, at maturity each holder will receive the cash value of the S&P 500® Index subject to certain adjustments, and under the terms of which contract (a) at the time of issuance of the Note the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Note, and (b) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward contract, and Citigroup Funding will deliver to the holder the cash value of best performing Global Basket pursuant to the terms of the Note. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder

United States Holders

Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes.

Potential Application of Constructive Ownership Rules. In addition, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be re-characterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the basket components) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income or short-term gains generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership”

transactions to convert such current ordinary income or short-term gains into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income will be subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to re-characterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income or short-term gain contributions generated by the basket components, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net long-term capital gain the investor would have realized from a direct investment in the basket components, the IRS could take the view that such excess return — or a portion of that excess return — is properly re-characterized as ordinary income under Section 1260 and that the deemed underpayment of tax with respect to the deferral of such ordinary income should be subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

Because a holder will be entitled to cash in an amount equal to or greater than the amount of the initial purchase price paid for the Notes unless the Final Basket Value of the best performing Global Basket is less than the Initial Basket Value of the best performing Global Basket, the IRS could seek to analyze the federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Notes offer no assurance that a holder’s investment will be returned to the holder at maturity except to the extent that the Final Basket Value of the best performing Global Basket is not below the Initial Basket Value of the best performing Global Basket; instead, at maturity, the Notes provide economic returns that are generally indexed to the performance of the best performing Global Basket. Further, a holder may receive at maturity economic returns that are substantially lower or higher than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the Notes for U.S. federal income tax purposes, not as debt instruments, but as cash-settled prepaid forward contract, pursuant to which forward contract at maturity each holder will receive the cash value of the best performing Global Basket subject to certain adjustments. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the Notes, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of approximately 2.91% compounded semi-annually (“the comparable yield”), regardless of the U.S. Holder’s method of tax accounting, and (ii) gain or loss realized by a U.S. Holder at maturity or upon a sale or taxable disposition of a Note generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as capital gain or loss.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of the Notes. In addition, U.S. Holders may be subject to backup withholding on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. U.S. Holders may also be subject to information reporting and backup withholding with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain

U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

U.S. Federal Estate Tax. A Note beneficially owned by a Non-U.S. Holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate tax, provided that interest in the Note is not then effectively connected with the conduct of a U.S. trade or business.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $         principal amount of the Notes (         Notes) for $10 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $0.3500 per Note. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Included in the Underlying Index or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Medium-Term, Series D

Notes

Based on the Value of a the Best Performing Basket of Three Global Equity Baskets

Due November     , 2015

($10.00 Stated Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

November     , 2010

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)